BOOKS• A • MILLION®	News Release

402 Industrial Lane

Birmingham, AL 35211

205-942-3737

Contact:	Douglas G. Markham
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES THIRD QUARTER RESULTS

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Net Sales Increase 6.3%

BIRMINGHAM, Ala. (November 27, 2007) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the third quarter ended November 3, 2007. Net sales for the 13-week period increased 6.3% to $117.7 million from sales of $110.7 million in the year-earlier period. Comparable store sales for the quarter increased 2.1% when compared with the 13-week period for the prior year. The Company reported a net loss of $555,000, or $0.03 per diluted share, for the third quarter of fiscal 2008, compared with a net loss of $201,000, or $0.01 per diluted share, in the year-earlier period.

For the 39-week period ended November 3, 2007, net sales increased 6.1% to $366.8 million from sales of $345.8 million in the year-earlier period. Comparable store sales increased 2.8% when compared with the same period of fiscal 2007. For the 39-week period ended November 3, 2007, the Company reported net income of $4.7 million, or $0.28 per diluted share, compared with net income of $3.8 million, or $0.23 per diluted share, for the year-earlier period.

Commenting on the results, Sandra B. Cochran, President and Chief Executive Officer, said, “We were very pleased with our sales results for the quarter; however, operating costs for the period, driven primarily by an increase in heath care expense, exceeded our plan. Looking forward, our fourth quarter best seller lineup is solid, and we are focused on executing our merchandising and marketing plans for the holiday season.”

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.09 per share. The quarterly dividend is payable on December 26, 2007, to stockholders of record at the close of business on December 11, 2007.

Books-A-Million is one of the nation’s leading book retailers and sells on the internet at www.booksamillion.com. The Company presently operates 210 stores in 20 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the name Bookland, Books-A-Million and Joe Muggs Newsstands. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Stock Market’s Global Select Market under the symbol BAMM.

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BOOKS-A-MILLION, INC.

Unaudited Consolidated Financial Highlights

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	Nov. 3, 2007	Oct. 28, 2006	Nov. 3, 2007	Oct. 28, 2006
NET SALES	$117,696	$110,692	$366,816	$345,787
Cost of sales (including warehouse, distribution and store occupancy costs)	85,602	81,605	263,270	249,171
GROSS PROFIT	32,094	29,087	103,546	96,616
Operating, selling and administrative expenses Depreciation and amortization	29,074 3,544	26,165 3,399	85,375 10,376	80,047 10,402
OPERATING INCOME (LOSS) Interest expense (income), net	(525) 793	(314) 64	7,794 740	6,331 229
INCOME BEFORE INCOME (LOSS) TAXES Income tax provision	(1,317) (762)	(377) (177)	7,055 2,399	6,102 2,333
NET INCOME (LOSS)	$ (555)	$ (201)	$ 4,656	$ 3,768

NET INCOME PER COMMON SHARE:
Basic: Net income (Loss)	$ (0.03)	$ (0.01)	$ 0.29	$ 0.23
Weighted average shares outstanding	15,993	16,313	16,291	16,346
Diluted: Net income (Loss)	$ (0.03)	$ (0.01)	$ 0.28	$ 0.23
Weighted average shares outstanding	15,993	16,313	16,512	16,736

BAMM Reports Second Quarter Fiscal 2008 Results

November 27, 2007

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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